Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES SECOND QUARTER RESULTS

SECOND QUARTER REVENUE EXCEEDS $150 MILLION FOR THE FIRST TIME

Toronto, Ontario, August 2, 2006. SunOpta Inc. (SunOpta or the Company) (Nasdaq - STKL) (TSX - SOY) today announced results for the three and six month periods ended June 30, 2006. All amounts are expressed in U.S. dollars.

The Company achieved record revenues for the three months ended June 30, 2006, realizing its 35th consecutive quarter of increased revenue growth versus the same quarter in the previous year. Revenues in the quarter increased by 51.4% to $155,745,000 as compared to $102,858,000 in the second quarter of the prior year, led by a 48.3% increase in revenues within the Company's vertically integrated natural, organic and specialty foods operations. The Company's revenue growth in the quarter reflects an internal growth rate of 19.3%, and growth via acquisitions of 32.1%.

Operating earnings1 for the quarter increased by 54.1% to $8,772,000 or 5.6% of revenues as compared to $5,693,000 or 5.5% of revenues in the previous year, driven by a 61.6% increase in operating earnings within the SunOpta Food Group. Net earnings in the quarter were $4,343,000 or $0.08 per diluted common share as compared to $3,307,000 or $0.06 per diluted common share in the prior year. Operating earnings for the six months ended June 30, 2006 increased 65% to $14,803,000 as compared to $8,973,000 in the prior year. Net earnings in the six months ended June 30, 2006 increased to $7,355,000 or $0.13 per diluted common share, a 35.8% increase compared to $5,400,000 or $0.10 per diluted common share after excluding a net unusual gain of $4,512,000 realized in the first quarter of 2005 mainly related to the initial public offering of Opta Minerals Inc..

In the second quarter, and on a year to date basis, the SunOpta Food Group reported increased revenues and operating earnings, when compared to 2005. In the second quarter revenues increased 48.3% while operating earnings increased 61.6%. On a year to date basis revenues increased 50.2% and operating earnings increased 78.6%. The improved operating earnings for the second quarter and first half were driven by strong aseptic packaged product revenues, the rebound in sales of oat fiber and addition of soy fiber, growth in organic private label fruit and tomato based products and revenue and cost improvements in the Canadian distribution operations. The SunOpta Grains and Foods Group experienced lower operating earnings for the quarter and on a year to date basis due to a significant decline in earnings within the Group's sunflower business where product margins were affected by crop quality issues from the 2005 crop and excess supply in international markets. The sunflower business is expected to rebound in the fourth quarter with the delivery of new crop, changes in planted seed varieties and an increase in irrigated lands.

Opta Minerals realized revenue growth in the second quarter and for the first half of 85.6% and 78% respectively due primarily to the February acquisition of Magnesium Technologies Corporation. Internal growth was driven by abrasive operations that were commissioned during 2005. Opta Minerals continues to pursue strategic transactions to complement its existing product portfolio.

________________________________
1 Operating earnings is defined as net earnings before other income (expense), interest expense (net), income taxes and minority interest

The interest in the SunOpta BioProcess Group's technology and equipment for the pre-treatment of biomass for the production of cellulosic ethanol continues to grow. Results for the second quarter reflect low revenues and margins due to contract timing, project and marketing costs. The Group has announced two new relationships in the last several months including a Joint Development Agreement with Royal Nedalco out of the Netherlands and an equipment supply contract with China Resources Alcohol Corporation (CRAC). The Group is expected to complete its current contract with Abener Energia S.A. of Seville Spain and the contract with CRAC in 2006.

SunOpta has reconfirmed its profit guidance for the year 2006 and has raised its revenue guidance from $540 - $550 million to $585 - $600 million for the 2006 year.

The Company remains well positioned for future growth with net working capital of $82,789,000 and total assets of $334,890,000. Year to date capital spending is $4,824,000 compared to $7,906,000 for the same period in the prior year. The long term debt to equity ratio at June 30, 2006 was 0.38:1:00, providing the Company further financial resources to invest in internal growth and execute on its acquisition program. Equity per outstanding common share has grown to $3.00 versus $2.73 at June 30, 2005.

Jeremy Kendall, Chairman and Chief Executive Officer of SunOpta commented, "I am extremely pleased with our internal revenue growth from the SunOpta Food Group of 21.5% in the quarter and 19.8% for the year. It is a testament to the continuing maturation of organic foods, healthy food products and growth of private label food products within these categories and supports our vision to continue to expand within these markets both through internal growth and selective acquisition. The Company is on track to achieve its goal of an exit rate of $1 billion in sales by the end of 2007."

About SunOpta Inc.

SunOpta Inc. is an operator of high-growth ethical businesses, focusing on integrated business models in the natural and organic food markets. The Company has three business units: the SunOpta Food Group, which specializes in sourcing, processing and distribution of natural and organic food products integrated from seed through packaged products; the Opta Minerals Group, a producer, distributor, and recycler of environmentally friendly industrial materials; and the SunOpta BioProcess Group which engineers and markets proprietary steam explosion technology systems for the pulp, bio-fuel and food processing industries. Each of these business units has proprietary products and services that give it a solid competitive advantage in its sector.

Forward-Looking Statements

Certain statements included in this press release may constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to references to business strategies, competitive strengths, goals, capital expenditure plans, business and operational growth plans and references to the future growth of the business. These forward looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its interpretation of current conditions, historical trends and expected future developments as well as other factors that the Company believes are appropriate in the circumstance. However, whether actual results and developments will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to; general economic, business or market risk conditions; competitive actions by other companies; changes in laws or regulations or policies of local governments, provinces and states as well as the governments of United States and Canada, many of which are beyond the control of the Company. Consequently all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:

SunOpta Inc.	Investment Community Inquiries:
Jeremy N. Kendall, Chairman & CEO	Lytham Partners, LLC
Steve Bromley, President & COO	Joe Diaz
John Dietrich, Vice President & CFO	Robert Blum
Susan Wiekenkamp, Information Officer	Joe Dorame
Tel: 905-455-2528, ext 103	Tel: 602-889-9700
susan.wiekenkamp@sunopta.com	diaz@lythampartners.com
Website: www.sunopta.com

SunOpta Inc.
Condensed Consolidated Statements of Earnings
For the three months ended June 30, 2006 and 2005
Unaudited
(Expressed in thousands of U.S. dollars, except per share amounts)

	June 30,	June 30,
	2006	2005
	$	$	% Change

Revenues	155,745	102,858	51.4%

Cost of goods sold	128,399	84,352	52.2%

Gross profit	27,346	18,506	47.8%

Warehousing and distribution expenses	3,834	3,361	14.1%
Selling, general and administrative expenses	15,337	9,497	61.5%

Earnings before the following	8,175	5,648	44.7%

Interest expense, net	(1,748)	(594)	194.3%
Other expense	(194)	(203)	(4.4%)
Foreign exchange	597	45

	(1,345)	(752)	78.9%

Earnings before income taxes	6,830	4,896	39.5%

Provision for income taxes	2,087	1,354	54.1%

Net earnings before minority interest	4,743	3,542	33.9%

Minority interest	400	235	70.2%

Net earnings for the period	4,343	3,307	31.3%

Change in foreign currency translation adjustment	1,860	(635)	392.9%

Comprehensive income	6,203	2,672	132.1%

Net earnings per share for the period

- Basic	0.08	0.06

- Diluted	0.08	0.06

SunOpta Inc.
Condensed Consolidated Statements of Earnings
For the six months ended June 30, 2006 and 2005
Unaudited
(Expressed in thousands of U.S. dollars, except per share amounts)

	June 30,	June 30,
	2006	2005	% Change
	$	$

Revenues	289,057	189,081	52.9%

Cost of goods sold	238,083	154,939	53.7%

Gross profit	50,974	34,142	49.3%

Warehousing and distribution expenses	7,492	6,599	13.5%
Selling, general and administrative expenses	29,068	18,650	55.9%

Earnings before the following	14,414	8,893	62.1%

Interest expense, net	(3,147)	(896)	251.2%
Other income (expense)	(279)	3,832	(107.3%)
Foreign exchange	389	80	386.3%

	(3,037)	3,016	(200.7%)

Earnings before income taxes	11,377	11,909	(4.5%)

Provision for income taxes	3,490	1,589	119.6%

Net earnings before minority interest	7,887	10,320	(23.6%)

Minority interest	532	408	30.4%

Net earnings for the period	7,355	9,912	(25.8%)

Change in foreign currency translation adjustment	1,747	(800)	318.3%

Comprehensive income	9,102	9,112

Net earnings per share for the period

- Basic	0.13	0.18

- Diluted	0.13	0.17

SunOpta Inc.
Condensed Consolidated Balance Sheets
As at June 30, 2006 and December 31, 2005
Unaudited
(Expressed in thousands of U.S. dollars, except per share amounts)

	June 30,	December 31,
	2006	2005
	$	$

Assets

Current assets

Cash and cash equivalents	4,676	5,455
Accounts receivable	68,209	57,608
Inventories	97,772	88,340
Prepaid expenses and other current assets	4,907	4,194
Current income taxes recoverable	-	1,847
Deferred income taxes	691	691

	176,255	158,135

Property, plant and equipment	82,690	77,257
Goodwill and intangibles	77,565	58,262
Deferred income taxes	5,519	4,473
Other assets	2,861	3,355

	344,890	301,482
Liabilities

Current liabilities
Bank indebtedness	26,946	20,799
Accounts payable and accrued liabilities	59,127	50,688
Customer and other deposits	450	544
Current portion of long-term debt	6,377	3,518
Current portion of long-term payables	566	723

	93,466	76,272

Long-term debt	59,831	55,538
Long-term payables	-	472
Deferred income taxes	9,539	-

	162,836	132,282

Minority interest	9,725	9,116

Shareholders' Equity

Capital stock	109,655	106,678
Contributed surplus	3,401	3,235
Retained earnings	47,734	40,379
Cumulative other comprehensive income	11,539	9,792

	172,329	160,084

	344,890	301,482

SunOpta Inc.
Condensed Notes to Consolidated Financial Statements
For the three and six months ended June 30, 2006 and 2005
Unaudited
(Expressed in thousands of U.S. dollars, except per share amounts)

Three months ended
June 30, 2006
			SunOpta
	SunOpta	Opta Minerals	BioProcess and
	Food Group	Inc.	Corporate	Consolidated
	$	$	$	$

Total revenues to external customers	137,287	18,260	198	155,745

Segment earnings before other income (expense),
interest expense (net), income taxes and
minority interest	8,168	2,396	(1,792)	8,772

The SunOpta Food Group has the following segmented reporting:
	Three months ended
	June 30, 2006
				SunOpta
	SunOpta			Canadian
	Grains &	SunOpta	SunOpta	Food	SunOpta
	Foods	Ingredients	Fruit	Distribution	Food Group
	$	$	$	$	$

Total revenues from external customers	49,862	17,138	39,491	30,796	137,287

Segment earnings before other income (expense),
interest expense (net), income taxes and
minority interest	2,273	1,774	2,870	1,251	8,168

	Six months ended
	June 30, 2006
			SunOpta
	SunOpta	Opta Minerals	BioProcess and
	Food Group	Inc.	Corporate	Consolidated
	$	$	$	$

Total revenues to external customers	256,558	31,305	1,194	289,057

Segment earnings before other income (expense),
interest expense (net), income taxes and
minority interest	14,997	3,394	(3,588)	14,803

The SunOpta Food Group has the following segmented reporting:
	Six months ended
	June 30, 2006
				SunOpta
	SunOpta			Canadian
	Grains &	SunOpta	SunOpta	Food	SunOpta
	Foods	Ingredients	Fruit	Distribution	Food Group
	$	$	$	$	$

Total revenues from external customers	89,016	35,251	70,587	61,704	256,558

Segment earnings before other income (expense),
interest expense (net), income taxes and
minority interest	4,066	3,480	4,370	3,081	14,997

SunOpta Inc.
Condensed Notes to Consolidated Financial Statements
For the three and six months ended June 30, 2006 and 2005
Unaudited
(Expressed in thousands of U.S. dollars, except per share amounts)

	Three months ended
	June 30, 2005
			SunOpta
	SunOpta	Opta Minerals	BioProcess and
	Food Group	Inc.	Corporate	Consolidated
	$	$	$	$

Total revenues to external customers	92,555	9,839	464	102,858

Segment earnings before other income (expense),
interest expense (net), income taxes and
minority interest	5,054	1,621	(982)	5,693

The SunOpta Food Group has the following segmented reporting:
	Three months ended
	June 30, 2005
				SunOpta
	SunOpta			Canadian
	Grains &	SunOpta	SunOpta	Food	SunOpta
	Foods	Ingredients	Fruit	Distribution	Food Group
	$	$	$	$	$

Total revenues from external customers	38,956	16,647	10,230	26,722	92,555

Segment earnings before other income (expense),
interest expense (net), income taxes and
minority interest	2,880	1,062	500	612	5,054

	Six months ended
	June 30, 2005
			SunOpta
	SunOpta	Opta Minerals	BioProcess and
	Food Group	Inc.	Corporate	Consolidated
	$	$	$	$

Total revenues to external customers	170,760	17,577	744	189,081

Segment earnings before other income (expense),
interest expense (net), income taxes and
minority interest	8,396	2,458	(1,881)	8,973

The SunOpta Food Group has the following segmented reporting:
	Six months ended
	June 30, 2005
				SunOpta
	SunOpta			Canadian	SunOpta
	Grains &	SunOpta	SunOpta	Food	Food
	Foods	Ingredients	Fruit	Distribution	Group
	$	$	$	$	$

Total revenues from external customers	70,136	31,800	16,620	52,204	170,760

Segment earnings before other income (expense),
interest expense (net), income taxes and
minority interest	4,492	1,737	865	1,302	8,396